Exhibit 99.1

Waycare Technologies Ltd.

Global Share Incentive Plan (2018)

1. NAME AND PURPOSE.

1.1
This plan, which has been adopted by the Board of Directors of the Company, Waycare Technologies Ltd., shall be known as the Waycare Technologies Ltd. Global Share Incentive Plan (2018), as amended from time to time (the “Plan”).

1.2
The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Service Providers of the Company and its affiliates and subsidiaries, if any, and to promote the Company’s business by providing such individuals with opportunities to receive Awards pursuant to the Plan and to strengthen the sense of common interest between such individuals and the Company’s shareholders.

1.3
Awards granted under the Plan to Service Providers in various jurisdictions may be subject to specific terms and conditions for such grants may be set forth in one or more separate appendix to the Plan, as may be approved by the Board of Directors of the Company from time to time.

2. DEFINITIONS.

“Administrator” means the Board of Directors or a Committee.

“Appendix” means any appendix to the Plan adopted by the Board of Directors containing country-specific or other special terms relating to Awards including additional terms with respect to grants of certain types of equity-based Awards.

“Award” means a grant of Options or Restricted Share Units under the Plan or allotment of Shares (including Restricted Shares) or other equity-based awards hereunder. All Awards shall be confirmed by an Award Agreement, and subject to the terms and conditions of such Award Agreement.

“Award Agreement” means a written instrument setting forth the terms applicable to a particular Award.

“Board of Directors” or “Board” means the board of directors of the Company.

“Cause” shall, with regard to each specific Participant, have the same meaning ascribed to such term or a similar term as set forth in any agreements and/or the Participant’s employment agreement or other documents to which the Company or any of its parent, subsidiaries and/or affiliates and the Participant are a party concerning the provision of services by the Participant to the Company or any of its parent, subsidiaries and/or affiliates, or, in the absence of such a definition: (a) the commission of a crime of moral turpitude, unless the Board determines that such conviction will not adversely affect the Company or any of its parent, subsidiaries and/or affiliates, or their reputation, or the ability of the Participant’s to serve the Company or any of its parent, subsidiaries and/or affiliates; (b) any act of personal dishonesty by the Participant in connection with the Participant’s responsibilities to the Company or any of its parent, subsidiaries and/or affiliates, including, but not limited to, theft, embezzlement, or self-dealing, (c) any material breach (as determined by the Company in its sole discretion) by the Participant engagement in competing activities, any disclosure of confidential information of the Company or any of its parent, subsidiaries and/or affiliates or breach of any obligation not to violate a restrictive covenant; (d) a material breach of the Participant’s employment agreement or the agreement governing the provision of services by a non-employee Service Provider which are not cured (if curable) within seven (7) days after receipt of written notice thereof; or (e) if the Participant is an employee residing in Israel, any other circumstances under which severance pay (or part of them) may be denied from the Participant upon termination of employment under the applicable Israeli law.

“Committee” means a compensation committee or other committee as may be appointed and maintained by the Board of Directors, in its discretion, to administer the Plan, to the extent permissible under applicable law, as amended from time to time.

“Company” means Waycare Technologies Ltd., an Israeli Company, and its successors and assigns.

“Companies Law” means the Israeli Companies Law, 1999, as amended from time to time.

“Consideration” means with respect to outstanding Awards, the right to receive, for each Share subject to the Award immediately prior to the Transaction, the consideration (whether shares, cash, or other securities or property) received in the Transaction by holders of Shares of the Company for each Share held on the effective date of the Transaction (and if holders were offered a choice of consideration, the type of consideration determined by the Administrator, at its sole discretion); provided, however, that if the consideration received in the Transaction is not solely shares of common stock or ordinary shares (or the equivalent), the Administrator may provide for the per share consideration to be received for an outstanding Award to be solely shares of common stock or ordinary shares (or the equivalent) of the successor corporation or its direct or indirect parent equal in fair market value to the per share consideration received by holders of Shares in the Transaction, all as determined by the Administrator.

“Consultant” means any entity or individual who (either directly or, in the case of an individual, through his or her employer) is an advisor or consultant to the Company or its subsidiary or affiliate.

“Corporate Charter” means the Articles of Association of the Company and any subsequent amendments or replacements thereto.

“Disability” shall have the meaning ascribed to such term or a similar term in the Participant’s employment agreement (where applicable), or in the absence of such a definition, the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Participant’s position with the Company because of the sickness or injury of the Participant for a consecutive period of 180 days.

“Fair Market Value” means, as of any date, the value of Shares, determined as follows:

(i) If the Shares are listed on any established securities exchange, the Fair Market Value of an ordinary Share of the Company shall be (a) the closing sales price for such shares (or the closing bid, if no sales were reported) as traded on such exchange or market (or the exchange or market with the greatest volume of trading in the Shares) on the last market trading day prior to the day of determination, as reported in a recognized daily business newspaper or internet site or such other source as the Board deems reliable, or (b) to the extent required under the rules of the securities exchange in which the Shares are traded, as determined in accordance with these rules.

(ii) In the absence of such exchanges for the Shares, the Fair Market Value shall be determined in good faith by the Board of Directors.

“IPO” means an initial offering of the Company’s Shares to the public in an underwritten offering under an applicable registration statement.

“Liquidation” means the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

“Options” means options to purchase Shares awarded under the Plan.

“Participant” means a recipient of an Award hereunder who executes an Award Agreement.

“Restricted Shares” means an Award of Shares under this Plan that is subject to the terms and conditions of Section 7.

“Restricted Share Units” means an Award entitling a Participant to receive Shares under this Plan that is subject to the terms and conditions of Section 8.

“Service Provider” means an employee, director, office holder or Consultant of the Company or its subsidiary or affiliate.

“Shares” means ordinary shares of the Company, nominal value NIS 0.1 per share.

“Transaction” means each of the following events: (i) a merger or consolidation of the Company with or into another corporation resulting in such other corporation being the surviving entity or the direct or indirect parent of the Company or resulting in the Company being the surviving entity and there is a change in the ownership of shares of the Company, such that another person or entity owning fifty percent (50%) or more of the outstanding voting power of the Company’s securities by virtue of the transaction, (ii) an acquisition of all or a majority of the shares of the Company, or (iii) the sale and/or transfer (including by way an exclusive license) of all or substantially all of the assets of the Company; or (iv) such other transaction with a similar effect, as shall be determined by the Board.

3. ADMINISTRATION OF THE PLAN.

3.1 The Plan will be administered by the Administrator. If the Administrator is a Committee, such Committee will consist of such number of members of the Board of Directors of the Company (not less than two in number), as may be determined from time to time by the Board of Directors. The Board of Directors shall appoint such members of the Committee, may from time to time remove members from, or add members to, the Committee, and shall fill vacancies in the Committee however caused.

3.2 The Committee, if appointed, shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine. Actions at a meeting of the Committee at which a majority of its members are present or acts approved in writing by all members of the Committee shall be the valid acts of the Committee. The Committee may appoint a secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business and the implementation of the Plan, as it shall deem advisable, subject to the directives of the Board of Directors and in accordance with applicable law.

3.3 Subject to the general terms and conditions of the Plan, and in particular Section 3.4 below, the Administrator shall have full authority in its discretion, from time to time and at any time, to determine (i) eligible Participants, (ii) the number of Options, Shares, Restricted Share Units or other equity based awards to be covered by each Award, (iii) the time or times at which the Award shall be granted, (iv) the vesting schedule and other terms and conditions applying to Awards, including acceleration provisions, (v) the form(s) of written agreements applying to Awards, and (vi) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan and the granting of Awards. The Board of Directors may, in its sole discretion, delegate some or all of the powers listed above to the Committee, to the extent permitted by the Companies’ Law, the Company’s corporate documents or other applicable law.

3.4 No member of the Board of Directors or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder. Subject to the Company’s decision and to all approvals legally required, each member of the Board of Directors or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him or her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member’s own willful misconduct or bad faith, to the fullest extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company’s corporate documents, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

3.5  The interpretation and construction by the Administrator of any provision of the Plan or of any Award hereunder shall be final and conclusive. In the event that the Board appoints a Committee, the interpretation and construction by the Committee of any provision of the Plan or of any Award hereunder shall be conclusive unless otherwise determined by the Board of Directors. To avoid doubt, the Board of Directors may at any time exercise any powers of the Administrator, notwithstanding the fact that a Committee has been appointed.

3.6 The Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan, as further detailed in Section 13.2 below.

3.7 Without limiting the generality of the foregoing, the Administrator may adopt special appendices and/or guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions, to comply with applicable laws, regulations, or accounting, listing or other rules with respect to such domestic or foreign jurisdictions.

4. ELIGIBLE PARTICIPANTS.

4.1 No Award may be granted pursuant to the Plan to any person serving as a member of the Committee or to any other director or officer (Nose Misra) of the Company at the time of the grant, unless such grant is approved in the manner prescribed for the approval of compensation of directors and office holders (Nose’i Misra) under the Companies’ Law.

4.2 Subject to the limitation set forth in Section 4.1 above and any restriction imposed by applicable law, Awards may be granted to any Service Provider of the Company or its affiliates. The grant of an Award to a Participant hereunder shall neither entitle such Participant to receive an additional Award or participate in other incentive plans of the Company, nor disqualify such Participant from receiving an additional Award or participating in other incentive plans of the Company.

5. RESERVED SHARES.

The Company shall determine the number of Shares reserved hereunder from time to time, and such number may be increased or decreased by the Company from time to time. Any Shares under the Plan, in respect of which the right hereunder of a Participant to purchase and/or receive the same shall for any reason terminate, expire or otherwise cease to exist, shall again be available for grant as Awards under the Plan. Any Shares that remain unissued and are not subject to Awards at the termination of the Plan shall cease to be reserved for purposes of the Plan. Until termination of the Plan the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan.

6. AWARD AGREEMENT.

6.1 The Board of Directors in its discretion may award to Participants Awards available under the Plan. The terms of the Award will be set forth in the Award Agreement. The date of grant of each Award shall be the date specified by the Board of Directors at the time such award is made, or in the absence of such specification, the date of approval of the Award by the Board of Directors.

6.2 The Award Agreement shall state, inter alia, the number of Options or Shares, Restricted Shares, Restricted Share Units, or equity-based units covered thereby, the type of Option or Share-based or other grant awarded, the vesting schedule, and any special terms applying to such Award (if any), including the terms of any country-specific or other applicable Appendix, as determined by the Board of Directors.

6.3 A Participant shall not have any rights with respect to such Award, unless and until such Participant has delivered a fully executed copy of the Award Agreement evidencing the Award to the Company and has otherwise complied with the applicable terms and conditions of such Award.

7. RESTRICTED SHARES.

7.1 Eligibility. Restricted Shares may be issued to all Participants either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the eligible Participants to whom, and the time or times at which, grants of Restricted Shares will be made, the number of shares to be awarded, the purchase price (if any) to be paid by the Participant (subject to Section 7.2), the time or times at which such Awards may be subject to forfeiture (if any), the vesting schedule (if any) and rights to acceleration thereof, and all other terms and conditions of the Awards. The Administrator may condition the grant or vesting of Restricted Shares upon the attainment of specified performance targets or such other factors as the Administrator may determine, in its sole discretion. Unless otherwise determined by the Administrator, the Participant shall not be permitted to sell or transfer Restricted Shares awarded under this Plan during a period set by the Administrator (if any) (the “Restriction Period”) commencing with the date of such Award, as set forth in the applicable Award Agreement.

7.2 Terms. The purchase price of Restricted Shares shall be determined by the Administrator, but shall not be less than as permitted under applicable law. Awards of Restricted Shares must be accepted within a period of 21 days (or such other period as the Administrator may specify at grant) after the grant date, by executing an Award Agreement and by paying whatever price (if any) the Administrator has designated thereunder.

7.3 Legend. Each Participant receiving Restricted Shares shall be issued a share certificate in respect of such Restricted Shares, unless the Administrator elects to use another system, such as book entries by the transfer agent, as evidencing ownership of Restricted Shares. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form (as well as other legend required by the Administrator pursuant to Section 19.3 below):

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares represented hereby are subject to the terms and conditions (including forfeiture) of the Waycare Technologies Ltd. Global Incentive Plan (2018), and an Award Agreement entered into between the registered owner and the Company dated _________. Copies of such Plan and Award Agreement are on file at Waycare Technologies Ltd.”

7.4 Custody. The Administrator may require that any share certificates evidencing such shares be held in custody by the Company or any third party determined by the Company, until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Shares Award, the Participant shall have delivered a duly signed share transfer deed, endorsed in blank, relating to the Shares covered by such Award.

7.5 Rights as Shareholder. Except as provided in this Section and Sections 7.3 and 7.4 above and as otherwise determined by the Administrator and set forth in the Award Agreement, the Participant shall have, with respect to the Restricted Shares, all of the rights of a holder of Shares including, without limitation, the right to receive any dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of Restricted Shares, the right to tender such shares.

7.6 Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Shares subject to such Restriction Period, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant except as otherwise required by applicable law. Notwithstanding the foregoing, actual certificates shall not be issued to the extent that book entry recordkeeping is used.

8. RESTRICTED SHARE UNITS AND OTHER EQUITY-BASED AWARDS.

8.1 Eligibility. Restricted Share Units may be granted at any time and from time to time as determined by the Administrator, either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the eligible Participants to whom, and the time or times at which, grants of Restricted Share Units will be made, the number of Restricted Share Units to be awarded, the number of Shares subject to the Restricted Share Units, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Administrator may condition the grant or vesting of Restricted Share Units upon the attainment of specified performance targets or such other factors as the Administrator may determine, in its sole discretion.

8.2 Vesting of Restricted Share Units. Shares shall be issued to or for the benefit of Participant promptly following each vesting date determined by the Administrator, provided that Participant is still a Service Provider on the applicable vesting date. After each such vesting date the Company shall promptly cause to be issued for the benefit of Participant Shares with respect to Restricted Share Units that became vested on such vesting date. It is clarified that no Shares shall be issued pursuant to the Restricted Shave Units to Participant until the vesting criteria determined by the Administrator is met.

8.3 Terms. Prior to the actual issuance of any Shares, each Restricted Share Unit will represent an unfunded and unsecured obligation of the Company, payable only from the general assets of the Company.

8.4 Rights as Shareholder. A Participant holding Restricted Share Units shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares issuable upon the vesting of any part of the Restricted Share Units unless and until such Shares shall have been issued by the Company to such Participant (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, unless otherwise provided herein.

8.5 Other Equity-Based Awards. Other equity-based awards (including, without limitation, performance share awards) may be granted either alone or in addition to or other Awards granted under the Plan to all eligible Participants pursuant to such terms and conditions as the Administrator may determine, including without limitation, in one or more appendix adopted by the Administrator and appended to this Plan.

9. EXERCISE OF OPTIONS.

9.1 Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the Plan and any applicable Appendix, as specified in the Award Agreement.

9.2 The exercise price for each share to be issued upon exercise of an Option shall be such price as is determined by the Board of Directors in its discretion, provided that the price per Share is not less than the nominal value of each Share, or to the extent required pursuant to applicable law to qualify for favorable tax treatment (as determined by the Administrator), not less than 100% of the Fair Market Value of a Share on the date of grant.

9.3 An Option, or any part thereof, shall be exercisable by the Participant’s signing and returning to the Company at its principal office, a “Notice of Exercise” in such form and substance as may be prescribed by the Board of Directors from time to time, together with full payment for the Shares underlying such Option, and the execution and delivery of any other document required pursuant to the applicable Award Agreement.

9.4 Each payment for Shares under an Option shall be in respect of a whole number of Shares, shall be effected in cash or by check payable to the order of the Company, or such other method of payment acceptable to the Company as determined by the Administrator, and shall be accompanied by a notice stating the number of Shares being paid for thereby.

9.5 Until the Shares are issued (as evidenced by the appropriate entry in the share register of the Company or of a duly authorized transfer agent of the Company) a Participant shall have no right to vote or right to receive dividends or any other rights as a shareholder shall exist with respect to such Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 11 of the Plan. No Shares shall be issued until payment has been made or provided for, as provided herein.

9.6 The Administrator may designate certain periods, at its reasonable discretion, with respect to all or certain groups of Participants and/or with respect to certain types of Awards, during which the vesting and/or exercise of Awards and/or sale of Shares shall be restricted or prohibited, including without limitation, in order to comply with applicable laws in any relevant jurisdiction and/or rules of any exchange on which the Company’s shares are traded. During such blackout periods, Participants will not be able to exercise the Options (or other Awards) and/or receive and/or sell the Shares held by or on behalf of the Participants and the Company shall not bear any liability to Participants for any claim, loss or liability that may result from such restrictions.

10. TERMINATION OF RELATIONSHIP AS SERVICE PROVIDER.

10.1 Effect of Termination; Exercise after Termination. Any unvested Awards as of the Date of Termination shall terminate effective as of the Date of Termination, and the Shares covered by the unvested portion of the Award shall revert to the Plan. Unless otherwise determined by the Administrator, if a Participant ceases to be a Service Provider, such Participant may exercise its outstanding Options within such period of time as is specified in the Award Agreement or the Plan to the extent that the Options are vested on the Date of Termination (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement). If, after termination, the Participant does not exercise the vested Options within the time specified in the Award Agreement or the Plan, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan. In the absence of a provision specifying otherwise in the relevant Award Agreement or unless otherwise resolved by the Administrator, then:

(a) In the event that the Participant ceases to be a Service Provider for any reason other than termination for Cause, or as a result of Participant’s death or Disability, then (i) the vested Options shall remain exercisable until the earlier of: (a) a period of three (3) months from the Date of Termination; or (b) expiration of the term of the Option as set forth in Section 14.

 (b) In the event that the Participant ceases to be a Service Provider for Cause, then all Options will terminate immediately upon the date of such termination for Cause, such that the unvested portion of the Options will not vest, and the vested portion of the Options will no longer be exercisable.

(c) In the event that the Participant ceases to be a Service Provider as a result of Participant’s Disability, then (i) the vested Options shall remain exercisable until the earlier of: (a) a period of twelve (12) months from the Date of Termination; or (b) expiration of the term of the Option as set forth in Section 14.

(d) In the event that the Participant dies while a Service Provider: (i) the vested portion of the Option shall remain exercisable by the Participant’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance until the earlier of: (a) a period of twelve (12) months following the Participant’s date of death; or (b) expiration of the term of the Option as set forth in Section 14.

(e) All Restricted Shares still subject to restriction under the applicable Restriction Period as of the Date of Termination, as set forth in the Award Agreement, shall be forfeited or otherwise subject to repurchase by the Company as of the Date of Termination, notwithstanding the circumstances of such termination of engagement.

(f) All Restricted Share Units shall cease vesting immediately upon the Date of Termination, and the unvested Restricted Share Units awarded to the Participant shall be forfeited, notwithstanding the circumstances of such termination of engagement.

10.2 Date of Termination. For purposes of the Plan and any Award or Award Agreement, and unless otherwise set forth in the relevant Award Agreement, the “Date of Termination” (whether for Cause or otherwise) shall be the effective date of termination of the Participant’s employment or engagement as a Service Provider.

10.3 Leave of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence (except, for the avoidance of doubt, periods of legally protected leave of absence pursuant to applicable law).

10.4 Change of Status. A Service Provider shall not cease to be considered as such in the case of any (a) leave of absence approved by the Company or its affiliates, provided that such leave of absence was approved by entity for which the Service Provider is engaged with, or pursuant to applicable law, or (b) transfers between locations of the Company and/or its affiliates or between the Company, and its parent, subsidiary, affiliate, or any successor thereof; or (c) changes in status (employee to director, employee to consultant, etc.), although such change may affect the specific terms applying to the Service Provider’s Award.

11. ADJUSTMENTS.

Upon the occurrence of any of the following described events, a Participant’s rights to purchase Shares under the Plan shall be adjusted as hereinafter provided:

11.1 Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Award have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Share covered by each outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. For such purpose, the conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board of Directors at its sole discretion, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

11.2 Transactions. In the event of a Transaction, the outstanding (including the unexercised, vested, unvested or restricted) portion of each outstanding Award shall be assumed or substituted with an equivalent Award or the right to receive Consideration by the acquiring or successor corporation or an affiliate thereof, as shall be determined by such entity, subject to the terms hereof. In the event that the successor corporation or any affiliate thereof does not provide for such an assumption, and/or substitution of outstanding Awards and/or the provision of Consideration for outstanding Awards, then unless determined otherwise with respect to a specific outstanding Award, the Administrator shall have sole and absolute discretion to determine the effect of the Transaction on the portion of Awards outstanding immediately prior to the effective time of the Transaction, which may include any one or more of the following, whether in a manner equitable or not among individual Participants or groups of Participants: (i) all or a portion of the outstanding Awards shall become exercisable in full on a date no later than two (2) days prior to the date of consummation of the Transaction, or on another date and/or dates or at an event and/or events as the Administrator shall determine at its sole and absolute discretion, provided that unless otherwise determined by the Administrator, the exercise and/or vesting of all Awards that otherwise would not have been exercisable and/or vested in the absence of a Transaction, shall be contingent upon the actual consummation of the Transaction; and/or (ii) that all or a portion or certain categories of the outstanding Awards shall be cancelled upon the actual consummation of the Transaction, and instead the holders thereof will receive Consideration, or no consideration, in the amount and under the terms determined by the Administrator at it sole and absolute discretion; and/or (iii) that an adjustment or interpretation of the terms of the Awards shall be made in order to facilitate the Transaction and/or otherwise as required in context of the Transaction.

11.3 Liquidation. In the event of Liquidation, the Administrator shall have sole and absolute discretion to determine the effect of the Liquidation on the outstanding unexercised, unvested or restricted portion of Awards, which may include the acceleration or cancelation of all or a portion of the unexercised, unvested or restricted portion of the outstanding Awards.

11.4 Cancelation of Awards. In the event that the Board of Directors determines in good faith that, in the context of a Transaction or Liquidation, certain Awards have no monetary value and thus do not entitle the holders of such Awards to any consideration under the terms of the Transaction or Liquidation, the Board of Directors may determine that such Awards shall terminate effective as of the effective date of the Transaction or upon determination of the Board of Directors in the event of Liquidation. Without limiting the generality of the foregoing, the Board of Directors may provide for the termination of any Award, effective as of the effective date of the Transaction or Liquidation, that has an exercise price that is greater than the per share Fair Market Value at the time of such Transaction or Liquidation, without any consideration to the holder thereof.

11.5 Administrator’s Authority. It is the intention that the Administrator’s authority to make determinations, adjustments and clarifications in connection with the treatment of Awards shall be interpreted as widely as possible, to allow the Administrator maximal power and flexibility to interpret and implement the provisions of the Plan in the event of a recapitalization, Transaction or Liquidation, provided that the Administrator shall determine in good faith that a Participant’s vested rights are not thereby adversely affected without the Participant’s express written consent. Without derogating from the generality of the foregoing, the Administrator shall have the authority, at its sole discretion, to change the vesting schedule of Awards, accelerate Awards, and determine that the treatment of Awards, whether vested or unvested, in a Transaction or Liquidation may differ among individual Participants or groups of Participants, provided that the overall economic impact of the different approaches determined by the Administrator shall be substantively equivalent as of the date of the closing of the Transaction or the effective date of Liquidation.

12. NON-TRANSFERABILITY OF AWARDS AND SHARES.

12.1 No Award may be assigned, transferred, pledged or mortgaged, other than by will or by the laws of descent and distribution or unless otherwise required under applicable law, and during the Participant’s lifetime an Award may be exercised and the Shares subject to the Award may be purchased only by such Participant.

12.2 The transfer of Shares to be issued upon the exercise of the Options shall be limited as set forth in the Plan and as may be described in the Award Agreement.

12.3 Restricted Shares may not be assigned, transferred, pledged or mortgaged, other than by will or laws of descent and distribution, prior to the date on which the date on which any applicable restriction, performance or deferred period lapses. Shares for which full payment has not been made, may not be assigned, transferred, pledged or mortgaged, other than by will or laws of descent and distribution.

12.4 For avoidance of doubt, the foregoing shall not be deemed to restrict the transfer of a Participant’s rights in respect of Awards or Shares (including Restricted Shares) purchasable pursuant to the exercise thereof upon the death of such Participant to such Participant’s estate or other successors by operation of law or will, whose rights therein shall be governed by Section 10.1(d) hereof, and as may otherwise be determined by the Administrator, or as otherwise required under applicable law.

13. TERM AND AMENDMENT OF THE PLAN.

13.1 The Plan shall expire on the date which is ten (10) years from the date of its adoption by the Board of Directors (except as to Awards outstanding on that date).

13.2 Notwithstanding any other provision of the Plan, the Administrator may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, except (a) to correct obvious drafting errors or as otherwise required by law or (b) as specifically provided herein, the rights of a Participant with respect to vested Awards granted prior to such amendment, suspension or termination, may not be reduced without the consent of such Participant. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but except (a) to correct obvious drafting errors or as otherwise required by law or applicable accounting rules, or (b) as specifically provided herein, no such amendment or other action by the Committee shall reduce the rights of any Participant with respect to vested Awards without the Participant’s consent.

14. TERM OF OPTION.

Unless otherwise explicitly provided in an Award Agreement, if any Option, or any part thereof, has not been exercised and the Shares covered thereby not paid for within ten (10) years after the date on which the Option was granted, as set forth in the Award Agreement (or any other period set forth in the instrument granting such Option pursuant to Section 6), such Option, or such part thereof, and the right to acquire such Shares shall terminate, all interests and rights of the Participant in and to the same shall expire, and, in the event that in connection therewith any Shares are held in trust as aforesaid, such trust shall expire.

15. CONTINUANCE OF ENGAGEMENT.

Neither the Plan nor any grant of Shares or Awards to a Participant shall impose any obligation on the Company or any related company thereof, to continue the employment or engagement of any Participant as a Service Provider, and nothing in the Plan or in any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve as a Service Provider of the Company or a related company thereof or restrict the right of the Company or a related company thereof to terminate such employment or engagement at any time.

16. APPLICATION OF FUNDS.

The proceeds received by the Company from the sale of Shares pursuant to Awards granted under the Plan will be used for general corporate purposes of the Company or any related company thereof.

17. TAXES.

17.1 Any tax consequences arising from the grant, or vesting or exercise of any Award, from the payment for Shares covered thereby, or from any other event or act (of the Company, and/or its affiliates, or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its affiliates shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its affiliates and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. The Company or any of its affiliates may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Awards granted under the Plan and the exercise thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount (or Shares issuable) then or thereafter to be provided to the Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law and/or (ii) requiring the Participant to pay to the Company or any of its affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares and/or (iii) by causing the exercise and sale of any Awards or Shares held by on behalf of the Participant to cover such liability, up to the amount required to satisfy the statutory withholding requirements. In addition, the Participant will be required to pay any amount due in excess of the tax withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

17.2 The receipt of an Award and/or the acquisition of Shares issued upon the exercise of the Awards may result in tax consequences. The description of tax consequences set forth in the Plan or any Appendix hereto does not purport to be complete, up to date or to take into account any special circumstances relating to a Participant.

17.3 THE PARTICIPANT IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING ANY AWARD IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES.

18. MARKET STAND-OFF.

If so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the securities laws of any jurisdiction, the Participant shall not sell or otherwise transfer any Shares or other securities of the Company during a 180-day period or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company (the “Market Standoff Period”) following the effective date of registration statement of the Company filed under such securities laws. The Company may require the Participant to execute a form of undertaking to this effect or impose stop transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

19. CONDITIONS UPON ISSUANCE OF SHARES.

19.1 Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or with respect to any other Award unless the exercise of such Option or grant of such Award and the issuance and delivery of such Shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19.2 Investment Representations. As a condition to the exercise of an Option or receipt of an Award, the Administrator may require the person exercising such Option or receiving such Award to represent and warrant at the time of any such exercise or the time of receipt of the Award that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, and make other representations as may be required under applicable securities laws if, in the opinion of counsel for the Company, such representations are required, all in form and content specified by the Administrator.

19.3 Legend. The Administrator may require each person receiving Shares pursuant to an Award granted under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares without a view to distribution thereof and such other securities law related representations as the Administrator shall request. In addition to any legend required by the Plan, the certificates for such Shares may include any legend which the Administrator deems appropriate to reflect any applicable restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such share transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of any relevant securities authority, any stock exchange upon which the Shares are then listed or any national securities association system upon whose system the Shares are then quoted, any applicable securities law, and any applicable corporate law, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

20. PROXY.

The Company, at its sole discretion, may require that as a condition of grant of an Award, exercise of an Option or issuance of Shares, the Participant will be required to grant an irrevocable proxy and power of attorney (“Proxy”) to any appropriate person designated by the Company, to vote all Shares obtained by the Participant pursuant to an Award at all general meetings of Company, and to sign all written resolutions, waivers, consents etc. of the shareholders of the Company on behalf of the Participant, including the right to waive on behalf of the Participant all minimum notice requirements for meetings of shareholders of the Company, and to otherwise exercise every right, power and authority with respect to the Shares as shall be detailed in the Proxy. Such Proxy shall remain in effect until the consummation of an IPO, and shall be irrevocable as the rights of third parties, including investors in the Company, depend upon such Proxy. The Proxy shall be personal to the Participant and shall not survive the transfer of the Participant’s Shares to a third-party transferee; provided, however, that upon a transfer of the Participant’s Shares to such a transferee (subject to the terms and conditions of the Plan concerning any such transfer), the transferee may be required to grant an irrevocable Proxy to such appropriate person as the Company, in giving its approval to the transfer, so requires. The Proxy may be included in the Award Agreement of each Participant or otherwise as the Administrator determines. If contained in the Award Agreement, no further document shall be required to implement such Proxy, and the signature of the Participant on the Award Agreement shall indicate approval of the Proxy thereby granted. The holder of the Proxy shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of the Proxy unless arising out of his/her own fraud, bad faith or gross negligence, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the holder of the Proxy may have as a director, officer or otherwise under the Company’s corporate documents or any agreement, any vote of shareholders or directors, insurance policy or otherwise.

21. ADDITIONAL RESTRICTIONS ON TRANSFER OF SHARES.

Until such time as the Shares are registered for trade to the public, a Participant shall not be permitted to transfer, sell, assign, pledge, hypothecate, or otherwise encumber or dispose of any Shares in any way to one or more third parties other than with the prior approval of the Board of Directors and/or in accordance with applicable law, and in any event, subject to any relevant provisions of the Company’s corporate documents, as in effect from time to time, and/or the Award Agreement.

22. MISCELLANEOUS.

Whenever applicable in the Plan, the singular and the plural, and the masculine, feminine and neuter shall be freely interchangeable, as the context requires. The Section headings or titles shall not in any way control the construction of the language herein, such headings or titles having been inserted solely for the purpose of simplified reference. Words such as “herein”, “hereof”, “hereto”, “hereinafter”, “hereby”, and “hereinabove” when used in the Plan refer to the Plan as a whole, including any applicable Appendices, unless otherwise required by context.

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APPENDIX – ISRAELI TAXPAYERS

WAYCARE TECHNOLOGIES LTD.

GLOBAL SHARE INCENTIVE PLAN (2018)

1.
Special Provisions for Israeli Taxpayers

1.1. This Appendix (the “Appendix”) to the Waycare Technologies Ltd. Global Share Incentive Plan (2018) (the “Plan”) was approved by the Board of Waycare Technologies Ltd. (the “Company”).

1.2. The provisions specified hereunder apply only to persons who are deemed to be residents of the State of Israel for tax purposes, or are otherwise subject to taxation in Israel with respect to Awards.

1.3. This Appendix applies with respect to Awards, including for the avoidance of doubt, Options, Restricted Shares, Restricted Share Units and other equity-based awards, granted under the Plan. The purpose of this Appendix is to establish certain rules and limitations applicable to Awards and Shares that may be granted or issued under the Plan from time to time, in compliance with the securities and other applicable laws currently in force in the State of Israel. Except as otherwise provided by this Appendix, all grants made pursuant to this Appendix shall be governed by the terms of the Plan. This Appendix complies with, and is subject to the ITO and Section 102.

1.4. The Plan and this Appendix shall be read together. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions of this Appendix shall govern.

2.
Definitions

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this Appendix:

“3(i) Award” means an Award which is subject to taxation pursuant to Section 3(i) of the ITO which has been granted to any person who is not an Eligible 102 Participant.

“102 Capital Gains Track” means the tax alternative set forth in Section 102(b)(2) of the ITO pursuant to which all or a part of the income resulting from the sale of Shares is taxable as a capital gain.

“102 Capital Gains Track Grant” means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track.

“102 Ordinary Income Track” means the tax alternative set forth in Section 102(b)(1) of the ITO pursuant to which income resulting from the sale of Shares derived from Awards is taxed as ordinary income.

“102 Ordinary Income Track Grant” means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Ordinary Income Track.

“102 Trustee Grant” means an Award granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Eligible 102 Participant, and includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants.

“Affiliate” means any “employing company” within the meaning of Section 102(a) of the ITO.

“Controlling Shareholder” as defined in Section 32(9) of the ITO, currently defined as an individual who prior to the grant or as a result of the grant or exercise of any Award, holds or would hold, directly or indirectly, in his name or with a relative (as defined in the ITO) (i) 10% of the outstanding share capital of the Company, (ii) 10% of the voting power of the Company, (iii) the right to hold or purchase 10% of the outstanding equity or voting power, (iv) the right to obtain 10% of the “profit” of the Company (as defined in the ITO), or (v) the right to appoint a director of the Company.

“Deposit Requirements” means with respect a 102 Trustee Grant, the requirement to evidence deposit of an Award with the Trustee, in accordance with Section 102, in order to qualify as a 102 Trustee Grant. As of the time of approval of this Appendix, the ITA guidelines regarding Deposit Requirements for 102 Capital Gains Track Grants require that the Trustee be provided with (a) a copy of resolutions approving Awards intended to qualify as 102 Capital Gains Track Grants within 45 days of the date of Administrator’s approval of such Award, including full details of the terms of the Awards, (b) a copy of the Eligible 102 Participant’s consent to the requirements of the 102 Capital Gains Track Grant within 90 days of the Administrator’s approval of such Award, and (c) with respect to an Award of Restricted Share, either a share certificate and copy of the Company’s share register evidencing issuance of the Shares underlying such Award in the name of the Trustee for the benefit of the Eligible 102 Participant, or deposit of the Shares with a financial institution in an account administered in the name of the Trustee, as applicable, in each case, within 90 days of the date of the Administrator’s approval of such Award.

“Election” means the Company’s choice of the type of 102 Trustee Grants it will make under the Plan (as between capital gains track or ordinary income track), as filed with the ITA.

“Eligible 102 Participant” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, who is not a Controlling Shareholder.

“Israeli Fair Market Value” means with respect to 102 Capital Gains Track Grants only, for the sole purpose of determining tax liability pursuant to Section 102(b)(3) of the ITO, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the date of grant, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

“ITA” means the Israeli Tax Authority.

“ITO” means the Israeli Income Tax Ordinance (New Version) 1961 and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

“Non-Trustee Grant” means an Award granted to an Eligible 102 Participant pursuant to Section 102(c) of the ITO and not held in trust by a Trustee.

 “Required Holding Period” means the requisite period prescribed by the ITO and the Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which 102 Trustee Grants granted by the Company must be held by the Trustee for the benefit of the person to whom it was granted. As of the date of the adoption of this Appendix, the Required Holding Period for 102 Capital Gains Track Grants is 24 months from the date of grant of the Award and for 102 Ordinary Income Track Grant is 12 months from the date of grant of the Award.

“Rules” means the Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003.

“Section 102” means the provisions of Section 102 of the ITO, as amended from time to time, including by the Law Amending the Income Tax ITO (Number 132), 2002, effective as of January 1, 2003 and by the Law Amending the Income Tax ITO (Number 147), 2005.

“Trustee” means a person or entity designated by the Administrator to serve as a trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.

3.
Types of Awards and Section 102 Election

3.1. Awards made pursuant to Section 102 shall be made pursuant to either (a) Section 102(b)(2) of the ITO as 102 Capital Gains Track Grants or (b) Section 102(b)(1) of the ITO as 102 Ordinary Income Track Grants. The Company’s Election regarding the type of 102 Trustee Grant it chooses to make shall be filed with the ITA. Once the Company (or its Affiliate) has filed such Election, it may change the type of 102 Trustee Grant that it chooses to make only after the passage of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Grants to Eligible 102 Participants at any time.

3.2. Eligible 102 Participants may receive only 102 Trustee Grants or Non-Trustee Grants under this Appendix. Participants who are not Eligible 102 Participants may be granted only 3(i) Awards under this Appendix.

3.3. No 102 Trustee Grants may be made effective pursuant to this Appendix until 30 days after the date upon which the requisite filings required by the ITO and the Rules have been made with the ITA, including the filing of the Plan and this Appendix.

3.4. The Award Agreement shall indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant or a 3(i) Award; and, if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.

4.
Terms and Conditions of 102 Trustee Grants

4.1. Each 102 Trustee Grant will be deemed granted on the date approved by the Administrator and stated in a written or electronic notice by the Company, provided that the Company has also complied with any applicable Deposit Requirements.

4.2. Each 102 Trustee Grant granted to an Eligible 102 Participant and each certificate for Shares acquired pursuant to a 102 Trustee Grant shall be deposited with a Trustee in compliance with the Deposit Requirements and held in trust for the benefit of the Eligible 102 Participant for the Required Holding Period by the Trustee. After termination of the Required Holding Period, the Trustee may release such Awards and any Shares issued with respect to such Awards, provided that either (a) the Trustee has received an acknowledgment from the Israeli Income Tax Authority that the Eligible 102 Participant has paid any applicable tax due pursuant to the ITO, or (b) the Trustee and/or the Company or its Affiliate withholds any applicable tax due pursuant to the ITO. The Trustee shall not release any 102 Trustee Grants or shares issued with respect to the 102 Trustee Grants prior to the full payment of the Eligible 102 Participant’s tax liabilities.

4.3. Each 102 Trustee Grant shall be subject to the relevant terms of Section 102 and the ITO, which shall be deemed an integral part of the 102 Trustee Grant and shall prevail over any term contained in the Plan, this Appendix or Award Agreement that is not consistent therewith. Any provision of the ITO and any approvals of the ITA not expressly specified in this Appendix or any document evidencing an Award that are necessary to receive or maintain any tax benefit pursuant to the Section 102 shall be binding on the Eligible 102 Participant. The Trustee and the Eligible 102 Participant granted a 102 Trustee Grant shall comply with the ITO, and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Rules. Further, the Eligible 102 Participant agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102 and the Deposit Requirements. With respect to 102 Capital Gain Track Grants, to the extent that the Shares are listed on any established stock exchange or a national market system, the provisions of Section 102(b)(3) of the ITO will apply with respect to the Israeli tax rate applicable to such Awards (including Restricted Share Units and Options whose exercise price is lower than the Israeli Fair Market Value of the Shares on the date of grant).

4.4. During the applicable Required Holding Period, the Eligible 102 Participant shall not require the Trustee to release or sell the Awards and Shares received subsequently following any realization of rights derived from Awards or Shares (including share dividends) to the Eligible 102 Participant or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to applicable law, release and transfer such Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (a) all taxes required to be paid upon the release and transfer of the shares have been withheld for transfer to the tax authorities, and (b) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s Corporate Charter, the Plan, any applicable Award Agreement and applicable law. To avoid doubt such sale or release during the applicable Required Holding Period will result in different tax ramifications to the Eligible 102 Participant under Section 102 of the ITO and the Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Participant (including tax and mandatory payments otherwise payable by the Company or its Affiliates, which would not apply absent a sale or release during the applicable Required Holding Period).

4.5. In the event a share dividend is declared and/or additional rights are granted with respect to Shares which derive from Awards granted as 102 Trustee Grants, such dividend and/or rights shall also be subject to the provisions of this Section 4 and the Required Holding Period for such dividend shares and/or rights shall be measured from the commencement of the Required Holding Period for the Award with respect to which the dividend was declared and/or rights granted. In the event of a cash dividend on Shares, the Trustee shall transfer the dividend proceeds to the Eligible 102 Participant, in accordance with the Plan, after deduction of taxes and mandatory payments, in compliance with applicable withholding requirements, and subject to any other requirements imposed by the ITA.

4.6. If an Award granted as a 102 Trustee Grant is exercised or settled during the applicable Required Holding Period, the Shares issued upon such exercise or settlement shall be issued in the name of the Trustee for the benefit of the Eligible 102 Participant. If such an Award is exercised or settled after the Required Holding Period ends, the Shares issued upon such exercise or settlement shall, at the election of the Eligible 102 Participant, either (a) be issued in the name of the Trustee, or (b) be transferred to the Eligible 102 Participant directly, provided that the Eligible 102 Participant first complies with all applicable provisions of the Plan and this Appendix.

4.7. To avoid doubt, and notwithstanding anything to the contrary in the Plan, it is clarified that the grant of certain types of equity-based Awards under the 102 Capital Gains Track are subject to the confirmation and approval of the ITA.

5.
Assignability

As long as Awards or Shares are held by the Trustee on behalf of the Eligible 102 Participant, all rights of the Eligible 102 Participant over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

6.
Tax Consequences

6.1. Any tax consequences arising from the grant or settlement of any Award, the exercise of any Option, the issuance, sale or transfer and payment for the Shares covered thereby, or from any other event or act (of the Company and/or its Affiliates and/or the Trustee and/or the Participant) relating to an Award or Shares issued thereupon shall be borne solely by the Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. The Company or any of its Affiliates, and the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to an Award granted under the Plan and the exercise, sale, transfer or other disposition thereof, including, but not limited, to (a) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law; (b) requiring a Participant to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares; (c) withholding otherwise deliverable Shares having a Fair Market Value equal to the minimum amount statutorily required to be withheld; and/or (d) selling a sufficient number of such Shares otherwise deliverable to a Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant behalf pursuant to the Participant’s authorization as expressed by acceptance of the Award under the terms herein), to the extent permitted by applicable law or pursuant to the approval of the ITA. In addition, the Participant will be required to pay any amount (including penalties) that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

6.2. With respect to Non-Trustee Grants, if the Eligible 102 Participant ceases to be employed by the Company or any Affiliate, the Eligible 102 Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares to the satisfaction of the Company, all in accordance with the provisions of Section 102 of the ITO and the Rules.

7.
Securities Laws

All Awards hereunder shall be subject to compliance with the Israeli Securities Law, 1968, and the rules and regulations promulgated thereunder.

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WAYCARE TECHNOLOGIES LTD.
GLOBAL SHARE INCENTIVE PLAN (2018)
OPTION AGREEMENT

FOR OPTION GRANTED UNDER SECTION 102(b)(2)

OF THE ISRAELI INCOME TAX ORDINANCE

TO EMPLOYEES, OFFICERS OR DIRECTORS

AS 102 CAPITAL GAINS TRACK OPTION

Unless otherwise defined herein, capitalized terms used in this Option Agreement shall have the same meanings as ascribed to them in the Waycare Technologies Ltd. Global Share Incentive Plan (2018) and the Appendix thereto for Israeli Taxpayers (jointly referred to herein as the “Plan”, except where the context otherwise requires).

This Option Agreement (the “Agreement”) includes the Notice of Option Grant attached hereto as Exhibit A (the “Notice of Option Grant”).

1.
Grant of Option.

The Board of Directors of Waycare Technologies Ltd. hereby grants to the Participant, an Option to purchase the number of Shares set forth in the Notice of Option Grant, at the exercise price per Share set forth in the Notice of Option Grant (the “Exercise Price”), and subject to the terms and conditions of Section 102(b)(2) of the Income Tax Ordinance (New Version) - 1961, the Plan, which is incorporated herein by reference, and the Trust Agreement, entered into between the Company and [____________] (the “Trustee”). The Option is granted as a 102 Capital Gains Track Grant. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail. However, the Notice of Option Grant sets out specific terms for the Participant hereunder, and will prevail over more general terms in the Plan and/or this Agreement, if any, or in the event of a conflict between them.

2.
  Issuance of Option.

2.1. The Option will be registered in the name of the Trustee as required by law to qualify under Section 102, for the benefit of the Participant. Participant shall comply with the ITO, the Rules, and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee.

2.2.  The Trustee will hold the Option or the Shares to be issued upon exercise of the Option for the Required Holding Period, as set forth in the Israeli Appendix. It is acknowledged that as long as the Shares are held by the Trustee, the Trustee shall be the registered shareholder of the Shares, and hold such Shares for the benefit of the Participant. The Trustee shall vote the Shares in accordance with the instructions of the Board of Directors, or any individual designated by the Board of Directors for that purpose. It is clarified that in the event there is a Proxy under this Agreement, nothing in the foregoing shall derogate from the authorities granted under the Proxy.

2.3. The Participant hereby undertakes to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation to the Plan, or any Option or Share granted to him thereunder.

2.4. The Participant hereby confirms that s/he shall execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the ITO and particularly the Rules.

3.
Non-Transferability of Option and Shares.

3.1. Non-Transferability of the Option. The Option may not be transferred in any manner other than by will or the laws of descent or distribution and may be exercised during the lifetime of the Participant, by the Participant only. The transfer of the Option is further limited as set forth in the Plan.

3.2. Non-Transferability of Shares. The transfer of the Shares to be issued upon exercise of the Option is limited as set forth in the Plan, the Corporate Charter and in Section 6 below.

4.
Period of Exercise.

4.1. Term of the Option. The Option may be exercised in whole or in part once vested at any time for a period of ten (10) years from the Date of Grant unless otherwise explicitly stated in the Notice of Option Grant, subject to Section 4.2 below. The Date of Grant, the vesting dates and the dates at which the Option is exercisable are set out in the Notice of Option Grant.

4.2. Termination of the Option. The Option shall terminate as set forth in the Plan. The Option may be exercised following termination of Participant’s relation as a Service Provider solely in accordance with the provisions of Section 10 of the Plan, unless otherwise explicitly stated in the Notice of Option Grant.

5.
Exercise of Option Award.

5.1. The Option, or any part thereof, shall be exercisable by the Participant’s signing and returning to the Company at its principal office (and to the Trustee, where applicable), a “Notice of Exercise” in the form attached hereto as Exhibit B, or in such other form as the Company and/or the Trustee may from time to time prescribe, together with payment of the aggregate purchase price in accordance with the provisions of the Plan.

5.2. In connection with the issuance of Shares upon the exercise of the Option (or any part thereof), the Participant hereby agrees to sign any and all documents required by law and/or the Company's Corporate Charter and/or the Trustee.

5.3. After a Notice of Exercise has been delivered to the Company it may not be rescinded or revised by the Participant.

5.4. The Company will notify the Trustee of any exercise of Option as set forth in the Notice of Exercise. If such notification is delivered during the Required Holding Period, the Shares issued upon the exercise of the Option shall be issued in the name of the Trustee, and held in trust on the Participant’s behalf by the Trustee. In the event that such notification is delivered after the end of the Required Holding Period, the Shares issued upon the exercise of the Option shall either (i) be issued in the name of the Trustee, subject to the Trustee’s prior written consent, or (ii) be transferred to the Participant directly, provided that the Participant first complies with the provisions of Section 7 below. In the event that the Participant elects to have the Shares transferred to the Participant without selling such Shares, the Participant shall become liable to pay taxes immediately in accordance with the provisions of the ITO.

6.
Market Stand-Off.

In connection with any underwritten public offering by the Company of its equity securities, and if requested by the underwriters of such public offering, the Participant shall be obligated not, directly or indirectly to sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Option or Shares without the prior written consent of the Company or its underwriters. Such restriction (a “Market Stand-Off”) will be in effect for such period of time following the date of the final prospectus for the offering as may be required by the underwriters. In the event of the declaration of a share dividend, a spin-off, a share split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company will be entitled to require the Participant to execute a form of undertaking to this effect or impose stop-transfer instructions with respect to the Shares acquired upon the exercise of the Option until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Section 6.

7.
Taxes.

7.1. Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby, or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Participant) relating to the Option or Shares issued upon exercise thereof, shall be borne solely by the Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant for which the Participant is responsible. The Company or any of its Affiliates and the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Option granted under the Plan and the exercise thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law and/or (ii) requiring a Participant to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares and/or (iii) by causing the exercise and sale of any Option or Shares held by on behalf of the Participant to cover such liability up to the amount required to satisfy minimum statutory withholding requirements. In addition, the Participant will be required to pay any amount, including penalties, that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable Israeli tax regulations.

7.2. THE PARTICIPANT IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING THE OPTION OR TRANSFERRING THE SHARES.

8.
Securities Laws.

8.1. Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with applicable securities and other laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

8.2. Legends. Participant understands and agrees that the Company may cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by applicable securities laws:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL QUALIFIED OR REGISTERED UNDER THE APPLICABLE SECURITIES LAWS OF THE APPLICABLE JURISDICTION, OR, IN THE OPINION OF COMPANY COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH AN EXEMPTION UNDER THE APPLICABLE SECURITIES LAWS OF SUCH JURISDICTION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE APPLICABLE SECURITIES LAWS.

9.
Proxy.

Until the consummation of an initial public offering by the Company, Shares issued in connection with the exercise of Option shall be voted by an irrevocable proxy and power of attorney, in the form attached as Exhibit C hereto (the “Proxy”). The individual(s) empowered under the Proxy shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of such proxy unless arising from acts of fraud or bad faith of such individual(s), to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the person(s) may have as a director or otherwise under the Company’s Corporate Charter, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

10.
Adjustments upon Certain Transactions.

In the event of a Transaction, the provisions of Section 11.2 of the Plan will apply, unless otherwise explicitly provided in the Notice of Option Grant.

11.
Data Privacy.

Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Company, the Trustee and their parent, subsidiaries and affiliates for the purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Participant is not obligated under law to provide any information or consent to the collection, use and transfer of any Data. However, without such consent participation in the Plan may not be possible. Participant understands that the Company may hold, collect and produce certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Participant understands that Data may be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan, including the Trustee. Participant understands that the recipients of the Data may be located in Israel, the United States of America, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant hereby authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, including further transfers, for the purpose of implementing, administering and managing Participant’s participation in the Plan, including any transfer of such Data as may be necessary or appropriate to the Trustee, a broker, escrow agent or other third party with whom the Shares acquired upon exercise of the Option may be deposited.

12.
Miscellaneous.

12.1
Continuance of Employment. Participant acknowledges and agrees that the vesting of shares pursuant to the vesting schedule hereof is earned only by continuing as a Service Provider at the will of the Company (or its Affiliate) (not through the act of being hired, being granted this Option or acquiring Shares hereunder). Participant further acknowledges and agrees that in the event that Participant ceases to be a Service Provider, the unvested portion of his/her Option shall not vest and shall not become exercisable. Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, shall not interfere in any way with Participant’s right or the right of the Company or its Affiliate to terminate Participant’s relationship as a Service Provider at any time, with or without cause, and shall not constitute an express or implied promise or obligation of the Company to grant additional Option to Participant in the future.

12.2           Entire Agreement. This Agreement, together with the Notice of Option Grant, the Plan and the Trust Agreement, constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, the Notice of Option Grant or the Plan.

12.3           Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require such successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “successors and assigns” as used herein shall include a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

*
*
*

By the signature of the Participant and the signature of the Company’s representative below, Participant and the Company agree that the Option is granted under and governed by (i) this Agreement, (ii) the Plan (including the Appendix for Israeli Taxpayers), a copy of which has been provided to Participant or made available for his/her review, (iii) Section 102(b)(2) of the Income Tax Ordinance (New Version) – 1961 and the Rules promulgated in connection therewith, and (iv) the Trust Agreement, a copy of which has been provided to Participant or made available for his/her review. Furthermore, by Participant’s signature below, Participant agrees that the Option will be issued to the Trustee to hold on Participant’s behalf, pursuant to the terms of the ITO, the Rules and the Trust Agreement.

In addition, by his signature below, Participant confirms that he is familiar with the terms and provisions of Section 102 of the ITO, particularly the Capital Gains Track described in subsection (b)(2) thereof, and agrees that he will not require the Trustee to release the Option or Shares to him, or to sell the Option or Shares to a third party, during the Restricted Holding Period, unless permitted to do so by applicable law.

In Witness Whereof, the Company has caused this Agreement to be executed by its duly authorized officer and the Participant has executed this Agreement as of the Date of Grant.

Waycare Technologies Ltd. By: _________________ Name:_________________ Title: _________________	Participant By: _________________ Name: _________________ Title: _________________

EXHIBIT A

Notice of Option Grant

Dear [NAME]:

I am pleased to inform you that the Board of Directors of Waycare Technologies Ltd. (the “Company”) has decided to grant you the following option to purchase Ordinary Shares of the Company, nominal value NIS 0.1 per share, subject to the terms and conditions of the Waycare Technologies Ltd. Global Share Incentive Plan (2018), including the Appendix for Israeli Taxpayers (the “Plan”) and the Option Agreement (the “Option Agreement”), as follows:

Type of Option:	Section 102 – Capital Gains Track
Total Number of Shares covered by this Option Grant:	[NUMBER OF SHARES]
Exercise Price Per Share:	[EXERCISE PRICE]
Date of Option Grant:	[GRANT DATE]
Option Expiration Date:	[DATE OF GRANT + 10 YEARS]
Vesting Commencement Date	[VESTING COMMENCEMENT DATE]
Vesting Schedule:
25% of the shares subject to the Option covered by this grant shall vest on the first anniversary of the Vesting Commencement Date. Thereafter, the shares subject to the Option shall vest in 12 equal quarterly installments (every 3 months), each equal substantially to 6.25% of the shares subject to the Option granted herein, over three years.
All vesting is subject to the Participant continuing to be a Service Provider on such vesting date.

Special Terms (if any):	N/A
All capitalized terms in this Notice shall have the meaning assigned to them in this Notice, the Plan (including the Appendix for Israeli Taxpayers) or the Option Agreement, as applicable. The terms and conditions governing your grant are set forth in the Plan (including the Appendix for Israeli Taxpayers) and Option Agreement. This grant is contingent upon your execution of the Option Agreement.

Congratulations.

Yours truly

________________________

Waycare Technologies Ltd.

EXHIBIT B

EXERCISE NOTICE

Waycare Technologies Ltd.

Attention: Chief Executive Officer

1.
Option. I have been granted an option (the “Option”) to purchase Shares of Waycare Technologies Ltd. (the “Company”) pursuant to the Waycare Technologies Ltd. Global Share Incentive Plan (2018) and the Appendix thereto for Israeli Taxpayers (the “Plan”), the Notice of Option Grant (the “Notice”) and Option Agreement (the “Option Agreement”), as follows:

Date of Grant subject to the Option:
Number of Option Shares:
Exercise Price per Share:	US$/NIS ____________ (Circle the applicable currency)

2.
Exercise of Option. I hereby elect to exercise the Option to purchase the following number of Shares, all of which are vested in accordance with the Notice and the Option Agreement:

Total Number of Shares Purchased:
Total Exercise Price (Total Shares * Price Per Share):	US$/NIS ____________ (Circle the applicable currency)

3.
Payments. Enclosed is the payment in full of the total exercise price for the Shares in the following form(s), as authorized by my Option Agreement:

Cash:	US$/NIS ______________________
Check:	US$/NIS ______________________
(Circle the applicable currency of actual payment)

4.
Tax Withholding. I explicitly acknowledge Section 7 of the Option Agreement, with respect to its bearing of any tax consequences in connection to the Option, and the exercise thereof, and without limitation hereby authorize payroll withholding and otherwise will make adequate provision for all applicable tax withholding obligations of the Company, if any, in connection with the Option, all as more completely described in the Option Agreement and Plan.

5.
Participant Information.

Participant’s address is:	_____________________ _____________________ _____________________
Participant’s ID Number is:	_____________________

6.
Binding Effect. I agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Plan and the Option Agreement and the Trust Agreement between the Company and the Trustee, to all of which I hereby expressly assent. This Agreement shall inure to the benefit of and be binding upon my heirs, executors, administrators, successors and assigns.

7.
Transfer. I understand and acknowledge that the Shares have not been registered for sale to the public and that consequently the Shares must be held indefinitely unless they are subsequently registered in accordance with applicable securities laws or unless such registration is not required in the opinion of legal counsel satisfactory to the Company. I further understand and acknowledge that the Company is under no obligation to register the Shares. I understand that the certificate or certificates evidencing the Shares will be imprinted with legends which prohibit the transfer of the Shares unless they are registered, or such registration is not required in the opinion of legal counsel satisfactory to the Company. I understand and agree that I may be subject to certain restrictions and limitations, and may be required to execute certain documents, in connection with the offering of Shares to the public, as a result of applicable law, regulations, the rules of any public exchange and/or underwriter requirements, and hereby undertakes to abide by any and all such requirements, restrictions and limitations.

I FURTHER ACKNOWLEDGE THAT THE TRANSFER OF THE SHARES IS ALSO SUBJECT TO THE APPLICABLE RESTRICTIONS PROVIDED BY THE PLAN AND THE COMPANY’S ARTICLES OF ASSOCIATION, AND PARTICULARLY THOSE RESTRICTIONS IMPOSED IN THE FRAMEWORK OF AMENDED SECTION 102(B)(2) OF THE ISRAELI TAX ORDINANCE.

I understand that I am purchasing the Shares pursuant to the terms of the Plan, the Notice of Option Grant and the Option Agreement, copies of which I have received and carefully read and understand.

Very truly yours, _________________ Name:_________________ Date: _________________
Receipt of the above is hereby acknowledged.Waycare Technologies Ltd. By: ___________________ Title: __________________ Date: ___________________

EXHIBIT C

PROXY AND POWER OF ATTORNEY

I, the undersigned, in consideration for the grant of an option to me under the Waycare Technologies Ltd. Global Share Incentive Plan (2018), (the “Plan”) hereby appoint the Chief Executive Officer of Waycare Technologies Ltd. (the “Company”), or any other individual designated by the Board of Directors of the Company as his/her replacement (the “Appointee”) as my proxy to receive all shareholder notices and other communications intended for shareholders of the Company, to participate and vote (or abstain from voting), for me and on my behalf, in the same proportion as the votes of all shareholders (of all classes) of the Company participating in the vote (whose shares do not originate from the Plan) on all matters and with respect to all meetings or written resolutions of or by the shareholders of the Company (or of any class or series of shareholders), on behalf of all the shares or other securities of the Company issued to me or to a trustee or any third party on my behalf.

In addition, I hereby irrevocably appoint the Appointee as my true, lawful, sole and exclusive attorney-in-fact, with full power of substitution and re-substitution, for as long as any shares and/or option which were allotted or granted are held by me or by a trustee on my behalf and are registered in my name, or in the name of a trustee for my benefit, to exercise every right, power and authority with respect to the shares and/or option without consultation with me and to receive all documents intended for shareholders, sign in my name and on my behalf any document, including any agreement, including a merger agreement of the Company or an agreement for the purchase or sale of assets or shares (including the shares of the Company held on my behalf and any and all documentation accompanying any such agreements, such as, but not limited to, decisions, requests, instruments, receipts and the like), and any affidavit or approval with respect to the shares and/or option or to the rights which they represent in the Company in as much as the Appointee shall deem it necessary or desirable to do so.

In addition and without derogating from the generality of the foregoing, I hereby authorize and grant power of attorney to the Appointee to sign any document as aforesaid and any affidavit or approval (such as any waiver of rights of first refusal to acquire shares which are offered for sale by other shareholders of the Company and/or any pre-emptive rights to acquire any shares being allotted by the Company, in as much as such rights shall exist pursuant to the Company’s Corporate Charter or any relevant agreement as shall be in existence from time to time) and/or to make and execute any undertaking in my name and on my behalf if the Appointee shall, at his/her sole and absolute discretion, deem that the document, affidavit or approval is necessary or desirable for purposes of any placement of securities of the Company, whether private or public (including lock-up arrangements and undertakings), for purposes of a merger of the Company with another entity, whether the Company is the surviving entity or not, for purposes of any reorganization or recapitalization of the Company or for purposes of any purchase or sale of assets or shares of the Company, provided that in the event of a proposed transaction in which all of the Company’s shares are to be sold or exchanged to a third party, that the shareholders holding the majority of the issued and outstanding shares of the Company have committed to perform such sale or exchange, I hereby instruct the Appointee to sell or exchange all of the shares held by me or on my behalf.

To the extent the shares are held by a trustee for my benefit, I hereby instruct the trustee to vote the shares and do all other acts set forth in this Proxy and Power of Attorney, in accordance with the instructions of the Appointee. I further authorize the trustee to grant the Appointee a Proxy and Power of Attorney substantially in the form of this Proxy and Power of Attorney with respect to any shares held by the trustee for my benefit.

This Proxy and Power of Attorney shall be interpreted in the widest possible sense, in reliance upon the Plan and upon the goals and intentions thereof.

This Proxy and Power of Attorney shall expire and cease to be of force and effect immediately after the consummation of the initial public offering of the Company’s shares, pursuant to an effective registration statement, prospectus or similar document in any jurisdiction as is determined by the board of directors of the Company and shall be irrevocable until such time as the rights of the Company and the Company’s shareholders are dependent hereon. The expiration of this Proxy and Power of Attorney shall in no manner effect the validity of any document (as aforesaid), affidavit or approval which has been signed or given as aforesaid prior to the expiration hereof and in accordance herewith.

I hereby confirm and undertake that I shall not have, and hereby irrevocably waive, any claim or demand against the Company and/or the Appointee in connection with this Proxy and Power of Attorney or any action taken or not taken by the Appointee in accordance with the provisions hereof.

IN WITNESS WHEREOF:

Name: ________
Signature: ________

Dated: ________